-95-


EXHIBIT (23)-1






                        CONSENT OF INDEPENDENT AUDITORS






      We consent to the incorporation by reference in the Annual Report (Form 10-K) of TRINOVA Corporation for the year ended December 31, 1993, of our report dated January 26, 1994, included in Exhibit 13 to Form 10-K.

      Our audits also included the financial statement schedules of TRINOVA Corporation listed in Item 14(a)(2). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.







                                          /S/ ERNST & YOUNG




Toledo, Ohio
March 18, 1994